                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported):   March 19, 2002
                                                    --------------



                               Penton Media, Inc.
                               ------------------
               (Exact Name of Registrant as Specified in Charter)


         Delaware                        1-14337                 36-2875386
         --------                        -------                 ----------
(State or Other Jurisdiction           (Commission             (IRS Employer
       of Incorporation)               File Number)          Identification No.)


           1300 East Ninth Street, Cleveland, Ohio           44114
           ---------------------------------------           -----
           (Address of Principal Executive Offices)        (Zip Code)


Registrant's telephone number, including area code  (216)  696-7000
                                                    ---------------

ITEM 5. OTHER EVENTS.

         On March 19, 2002, Penton Media, Inc. ("Penton") completed the sale of 40,000 shares of its Series B Convertible Preferred Stock, par value $.01 per share (the "preferred stock"), and warrants (the "warrants") to purchase 1,280,000 shares of Penton's common stock, par value $.01 per share (the "common stock"), for $40 million in a private placement to two institutional investors and certain of their affiliated entities (collectively the "investors"). The net proceeds from the sale of the preferred stock and warrants were used to repay indebtedness. The press release issued by Penton announcing the closing is attached hereto as Exhibit 99.1.

         The closing of the sale of the additional 10,000 shares of preferred stock and warrants to purchase 320,000 shares of common stock is currently expected to close by April 18, 2002. The closing of the additional shares of preferred stock and warrants is subject to the absence of a material adverse change in Penton's business or in the financial markets and certain other customary conditions.

PREFERRED STOCK

         The following is a description of the material terms of the Preferred Stock and Warrants:

         LIQUIDATION PREFERENCE. Upon our liquidation, dissolution or winding up, each holder of preferred stock will be entitled to be paid in cash, before any distribution or payment is made on our common stock, an amount per share equal to the greater of:

         - the liquidation value of such share, as described below, plus accrued and unpaid dividends,

         - the amount that the holder would be entitled to receive in connection with a liquidation event had such holder converted the preferred stock into shares of our common stock immediately prior to such liquidation event, and

         - the product of the number of shares of common stock into which such share is convertible immediately prior to the liquidation event and the applicable minimum share price, as described in "Redemption" below, as of the date of such liquidation event.

         The initial liquidation value per share of the preferred stock is $1,000. If the preferred stock is not converted or redeemed prior to March 19, 2008, the liquidation value per share will increase to $4,570 if stockholder approval of the issuance of the common stock and exercise of the warrants and an increase in the number of authorized shares of common stock in our charter (the "stockholder approval") has been obtained as of such date or $9,140 if such approval has not been obtained. In the event of a change of control, unless a holder of the preferred stock requires us to redeem its shares as described below, such holder may require us to make a payment on its preferred stock at the liquidation preference, subject to our satisfaction of our obligations under the indentures governing the 10 3/8% senior subordinated notes and any notes issued under our recently announced bond offering.

         DIVIDENDS. From the date of issuance until March 19, 2008, the dividends on the preferred stock will accrue daily on the sum of the then applicable liquidation value and the accrued dividends thereon at an annual rate of 7% per annum unless, at any time during such period, the stockholder approval has been obtained. The dividend rate will decrease to 5% per annum upon receipt of the stockholder approval. The dividend rate will decrease to 5% per annum retroactive to the date of issuance of the preferred stock, to the extent of any preferred stock still outstanding, if we obtain the stockholder approval by September 19, 2002. Otherwise, the reduced dividend will only apply from and after the date such approval is obtained. From and after March 19, 2008, the dividends will accrue at a rate of 15% per annum.

         Dividends are payable semi-annually in cash only if declared by our board of directors and approved by no less than 75% of the preferred stock then outstanding. The provisions of our debt instruments limit our ability to pay dividends in cash and we have no present intention to pay cash dividends on the preferred stock.

         Upon the occurrence of certain triggering events, the dividend rate increases by one percentage point, with further one percentage point increases per quarter up to a maximum increase of five percentage points if any such event is continuing. The triggering events include:

         - failure to pay the liquidation preference or any cash dividends, to the extent declared, when due;

         - failure to comply with specified covenants and obligations contained in the preferred stock certificate of designations or purchase agreement;

         - failure to comply with the other covenants and obligations contained in the preferred stock certificate of designations or purchase agreement and such failure is not cured within 90 days;

         - any representation or warranty in the preferred stock purchase agreement is proven to be false or incorrect in any material respect;

         - any default that results in the acceleration of indebtedness, where the principal amount of such indebtedness, when added to the principal amount of all other indebtedness then in default, exceeds $5.0 million or final judgments for the payment of money aggregating more than $1.0 million (net of insurance proceeds) are entered against us and are not discharged, dismissed, or stayed pending appeal within 90 days after entry; and

         - we initiate or consent to proceedings under any applicable bankruptcy, insolvency, composition, or other similar laws or make a conveyance or assignment for the benefit of our creditors generally or any holders of any lien takes possession of, or a receiver, administrator, or other similar officer is appointed for, all or substantially all of our properties, assets or revenues and is not discharged within 90 days.

         CONVERSION. Each share of preferred stock is convertible at any time at the holder's option into it number of shares of our common stock computed by multiplying the number of shares of preferred stock to be converted by the liquidation value, plus accrued but unpaid dividends, divided by the conversion price. The conversion price for the preferred stock initially will be $7.61, subject to certain anti-dilution adjustments described in the immediately following paragraph.

         Adjustments will be made to the conversion price if dilutive events specified in the certificate of designations for the preferred stock occur before the conversion of the preferred stock. These events include stock splits, stock dividends and sales of common stock or securities convertible into common stock at prices lower than either the conversion price of the preferred stock or the volume weighted average closing share price of our common stock for the preceding 30 trading days. If any of these events occur, the maximum number of shares of common stock issuable upon conversion of the preferred stock would increase.

         The conversion price of the preferred stock will not be adjusted for an issuance of common stock regardless of the sales price:

         - related to the granting of common stock or options to purchase common stock to our employees pursuant to our stock option plans or the exercise of currently outstanding options;

         -        upon conversion of the preferred stock;

         -        upon exercise of the warrants;

         -        in certain situations, for consideration other than cash;

         - subject to certain limits, to a bank or similar financial institution in connection with a loan or other indebtedness for borrowed money; or

         - pursuant to an underwritten offering but only if the sale price is greater than the conversion price then in effect.

         If we do not obtain the stockholder approval on or prior to June 28, 2002, the conversion price will be automatically reduced by 20%. Thereafter, until we obtain such approval, every 90 days the conversion price will be reduced by 20% of the conversion price then in effect. In no event will the conversion price reduction related to the failure to timely obtain the stockholder approval exceed 50% of the conversion price that would have been in effect had we not failed to obtain the stockholder approval, and upon our receipt of the stockholder approval, the conversion price will be readjusted as if no adjustments for failure to timely obtain the stockholder approval had occurred.

         In addition, if we fail to comply with specific covenants contained in the purchase agreement, the conversion price of the preferred stock will be reduced by $0.76 (adjusted for stock splits and similar transactions). The conversion price will readjust to what it would have been absent such breach (to the extent of any shares of preferred stock still outstanding) once the breach is cured. In addition, no such reduction to the conversion price will be made at any time that representatives of the investors constitute a majority of the Board of Directors.

         Finally, if our leverage ratio (as defined in the purchase agreement) exceeds 7.5 to 1.0 for any quarterly period beginning on December 31, 2002, and such leverage ration remains in excess of 7.5 to 1.0 for a period of 90 days, the conversion price of the preferred stock will be reduced by $0.76 (adjusted for stock splits and similar transactions). Thereafter, until the leverage ratio reduces below 7.5 to 1.0, every 90 days the conversion price will be reduced by another $0.76 (adjusted for stock splits and similar transactions), subject to a maximum reduction not to exceed $3.80 (adjusted for stock splits and similar transactions). The conversion price will readjust to what it would have been absent such event (to the extent of any shares of preferred stock still outstanding) once the leverage ratio reduces below 7.5 to 1.0 In addition, no such reduction to the conversion price will be made at any time that representatives of the investors constitute a majority of the Board of Directors.

         We may require the holders to convert the preferred stock into common stock at any time provided that:

         - no triggering event, as described in "Dividends" above or "Registration Rights" below, has occurred and is continuing;

         - the proposed conversion would not occur within 30 days of any period during which trading by our officers or directors is restricted by our policies or within 90 days of another conversion at our option;

         - the volume weighted average closing share price of our common stock for the preceding 30 trading days is equal to or greater than the applicable minimum share price, as set forth below;

         - the aggregate number of shares of our common stock issued upon conversion of the preferred stock at our election during any period of 12 consecutive weeks does not exceed 15% of the aggregate volume of our shares traded on the New York Stock Exchange during the 12 week period ended on the Saturday immediately preceding the notice date; and

         - the aggregate number of shares of preferred stock converted at any one time does not exceed the sum of 12,500 (adjusted for stock splits and similar transactions).

         REDEMPTION. We may redeem the preferred stock at any time, in whole or in part, provided that the redemption price is equal to the amount the holders of preferred stock would receive on an as-converted basis assuming a common stock share price equal to the greater of the volume weighted average closing share price of our common stock for the preceding 30 trading days and the applicable minimum share price derived from the following schedule:

         If being redeemed prior to the third anniversary                               $15.18
         If being redeemed after the third, but before the fourth anniversary           $17.51
         If being redeemed after the fourth, but before the fifth anniversary           $19.31
         If being redeemed after the fifth, but before the sixth anniversary            $23.26

         In the event of a change of control, any holder of preferred stock may require us to redeem all of its preferred stock at the redemption price determined above.

         BOARD REPRESENTATION. The preferred stock entitles the holders thereof initially to three board seats. On March 19, 2008, the holders of a majority of the preferred stock then outstanding, if any, will be entitled to appoint one less than a minimum majority of the board of directors. However, at such time as the holders of preferred stock cease to hold shares of preferred stock having an aggregate liquidation preference of at least $25 million, they will lose the right to appoint the director for one of these three board seats. At such time as the holders of preferred stock cease to hold shares of preferred stock having an aggregate liquidation preference of at least $10 million and such holders' beneficial ownership of our preferred stock and common stock constitutes less than 5% of the aggregate voting power of our voting securities, the holders of preferred stock will no longer have the right to appoint any directors to the Board of Directors.

         In addition, upon the occurrence of the triggering event described in the sixth bullet point in "Dividends" above, the holders of a majority of the preferred stock may appoint a minimum majority of our board of directors. Upon the occurrence of the triggering events described in the first and second bullet points in "Dividends" above, the holders of a majority of the preferred stock may appoint one less than a minimum majority of the Board of Directors. Upon the occurrence of the triggering events described in the third, fourth and fifth bullet points in "Dividends" above, the holders of a majority of the preferred stock may nominate two additional members to our board of directors and, if such triggering events have not been cured or waived prior to the end of the next succeeding quarter, may appoint one less than a minimum majority of our board of directors. At such time as the holders of preferred stock cease to hold shares of preferred stock having an aggregate liquidation preference of at least $10 million and such holders' beneficial ownership of our preferred stock and common stock constitutes less than 5% of the aggregate voting power of our voting securities, the holders of preferred stock will no longer have the right to appoint additional directors upon these events.

         We have also granted the holders of the preferred stock the right to have representatives attend meetings of the Board of Directors after such time as they are no longer entitled to appoint any members to the Board of Directors until such time as they no longer owns any preferred stock, warrants or shares of common stock issued upon conversion of the preferred stock and exercise of the warrants.

         VOTING RIGHTS. The holders of the preferred stock are entitled to vote on all matters submitted to the vote of our stockholders, voting as a single class with the common stockholders on an as-converted basis. In addition, we may not, without the affirmative vote of the holders of not less than 75% of the preferred stock then outstanding:

         - amend, modify, restate, or repeal our certificate of incorporation or bylaws in any way that would alter the rights of the preferred stock or create any new class of capital stock having rights senior to or on parity with the preferred stock;

         - authorize or issue any new or existing class of capital stock or any security convertible into or exchangeable for, or having rights to purchase, any shares of our stock having any preference or priority senior to or on parity with the preferred stock;

         - increase or decrease the authorized number of shares of preferred stock;

         - reclassify our capital stock into shares having any preference or priority senior to or on parity with any preference or priority of the preferred stock;

         - pay or declare any dividend on any shares of our capital stock (other than dividends on our common stock payable in additional shares of our common stock) or apply any of our assets to the redemption, retirement, purchase, or acquisition, directly or indirectly, of any shares of our capital stock, other than redemptions of the preferred stock and certain repurchases of shares of common stuck from our current or former employees pursuant to contractual rights; or

         - increase the size of our board of directors to more than 12 directors, other than as may be required to satisfy the rights of the preferred stock described above.

         COVENANTS. Without the prior approval of a majority of the holders of the shares of preferred stock then outstanding we may not:

         - use the proceeds from the sale of the preferred stock and warrants other than to refinance our credit facility and for general corporate purposes;

         - make any restricted payment or restricted investment unless our leverage ratio is less than 6.0 to 1.0 and such restricted payment or restricted investment would otherwise be permitted under the indenture governing the 10 3/8% senior subordinated notes after the application of a deemed restricted payment in an amount equal to the aggregate liquidation value of the preferred stock then outstanding;

         - enter into any agreement (or amend or modify the terms of any existing agreement), other than our credit facility, the indentures governing the 10 3/8% senior subordinated notes and the new debt securities, or any refinancing thereof to the extent the terms of such refinancing are not more restrictive than the credit facility or indentures, as applicable, which by its terms would restrict our ability to comply with the agreements related to the preferred stock;

         - prior to the sixth anniversary of the issuance date, sell any of our assets, including the capital stock of our subsidiaries, unless such sale is in the ordinary course of business, does not exceed 5% of our total assets or EBITDA or, in the case of a sale of the capital stock of our subsidiaries, is between us or any of our wholly owned subsidiaries and another of our wholly owned subsidiaries;

         - prior to the sixth anniversary of the issuance date, enter into any agreement with any affiliate (other than certain permitted affiliate transactions), unless such affiliate transaction is determined by a majority of our board of directors to be fair, reasonable and no lest favorable to us than could have been obtained in an arm's length transaction with a non-affiliate and is approved by a majority of the disinterested members of our board of directors;

         - materially alter our principal line of business or engage in any business unless such business is reasonably related to our principal line of business;

         - grant any options to purchase our common stock or securities convertible into or exchangeable for shares of our common stock, other than options or securities granted pursuant to a stock option plan having an exercise price equal to or greater than the market value of our common stock on the date of such grant and accounting for, either individually or in the aggregate, not more than 15% of our outstanding common stock determined as of the day before the closing on a fully diluted, as-converted basis; or

         - from and after the next annual meeting of stockholders, increase the size of our board of directors (other than as may be required to satisfy the rights of the preferred stock described above) to greater than 12 directors.

         From and after March 19, 2008, we may not, without the prior approval of a majority of the holders of the shares of preferred stock then outstanding:

         - sell any of our assets, including the capital stock of our subsidiaries;

         -        enter into any agreement with any affiliate;

         - incur or permit to exist any indebtedness other than indebtedness existing as of such date and indebtedness incurred thereafter under the revolving credit facility in the ordinary course of business to provide for our working capital needs;

         - acquire (by merging or consolidating with, or by purchasing an equity interest in or a portion of the assets of) any business, corporation, other business organization, or division thereof or otherwise acquire any material assets (other than inventory or other assets to be sold in the ordinary course of business); and

         - hire or terminate any of our executive officers or modify or alter in any way the employment terms relating to any of our executive officers.

         SALES RIGHTS. In addition, the terms of the preferred stock require that we maintain a ratio of consolidated senior securities, defined as debt less cash balances in excess of $5.0 million plus the accreted value of the preferred stock, to EBITDA of 7.5 to 1.0 for the twelve month period ending on the last day of December, March, June, and September of each year beginning with the period ending on December 31, 2002. If we are in violation of this covenant for four consecutive fiscal quarters, then the holders of a majority of the preferred stock have the right to cause us to seek a buyer for all of our assets or all of our issued and outstanding capital stock. The holders of preferred stock will not have this right if their representatives constitute a majority of the Board of Directors.

         PREEMPTIVE RIGHTS. Subject to specified limitations, the holders of the preferred stock may participate in all of our future issuances of equity securities, options or rights to acquire equity securities, or any securities convertible or exchangeable for equity securities.

         The Preferred Stock is subject to the terms and conditions of the Amended and Restated Series B Convertible Preferred Stock and Warrant Purchase Agreement (the "purchase agreement") attached hereto as Exhibit 10.1 and the Certificate of Designations attached hereto as Exhibit 3.1. The foregoing description of the purchase agreement and the Certificate of Designations is qualified in its entirety by reference to the full text of each document.

WARRANTS

         The initial exercise price of the warrants is $7.61 per share. The warrants are subject to anti-dilution and other adjustments that mirror those applicable to the preferred stock. The warrants are immediately exercisable and expire 10 years after issuance. The warrants are subject to the terms and conditions of the form of warrant attached hereto as Exhibit 4.1. The foregoing description of the warrants is qualified in its entirety by reference to the full text of the warrant.

REGISTRATION RIGHTS

         The agreements regarding the preferred stock provide that we will file a shelf registration statement with the SEC covering the common stock issued or issuable upon conversion of the preferred stock and exercise of the warrants within 45 days after closing of the issuance and use our reasonable best efforts to have the registration statement declared effective by the SEC as soon as possible, but in any event within 90 days after closing. If the registration statement is not filed within 45 days after the closing of the issuance, is not declared effective within 90 days of filing, or ceases to be effective at any time prior to the sale of all of the common stock covered by that registration statement, the dividend rate will increase by one percentage point. These rights are governed by the terms and conditions of the Registration Rights Agreement attached hereto as Exhibit 10.2. The foregoing description of the Registration Rights Agreement is qualified in its entirety by reference to the full text of the Registration Rights Agreement.

RIGHTS AGREEMENT AMENDMENT

         On March 7, 2002, the Board of Directors of Penton approved Amendment No. 1, dated as of March 18, 2002, to the Rights Agreement, dated as of June 9, 2002 (the "rights agreement"), by and between Penton and National City Bank, as successor Rights Agent. This amendment made the provisions of the rights agreement inapplicable to the transactions contemplated by the purchase agreement. The foregoing description of this amendment is qualified in its entirety by reference to the full text of the amendment, a copy of which has been attached hereto as Exhibit 4.2 and incorporated herein by reference.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.


         Exhibits       Description
         --------       -----------
         3.1       Certificate of Designations, Preferences and Rights of the
                   Series B Convertible Preferred Stock of Penton Media, Inc.

         4.1 Form of Warrant to purchase common stock of Penton Media, Inc.

         4.2       Amendment No. 1, dated as of March 18, 2002, to the Rights
                   Agreement, by and between Penton and National City Bank, as successor Rights Agent.

         10.1      Amended and Restated Series B Convertible Preferred Stock and
                   Warrant Purchase Agreement, dated as of March 18, 2002, among
                   Penton Media, Inc. and the investors listed on Schedule 1 attached thereto (the "Investors").

         10.2      Registration Rights Agreement, dated March 19, 2002, between
                   Penton Media, Inc. and the Investors.

         99.1      Press Release, dated March 19, 2002.

                                   SIGNATURES



         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                         Penton Media, Inc.


                                         By:       /s/  Joseph G. NeCastro
                                              ----------------------------------
                                               Name:  Joseph G. NeCastro
                                               Title:  Chief Financial Officer

Date: March 19, 2002

                                  Exhibit Index



         Exhibits          Description
         --------          -----------
         3.1               Certificate of Designations, Preferences and Rights
                           of the Series B Convertible Preferred Stock of Penton
                           Media, Inc.

         4.1               Form of Warrant to purchase common stock of Penton
                           Media, Inc.

         4.2               Amendment No. 1, dated as of March 18, 2002, to the
                           Rights Agreement, by and between Penton and National
                           City Bank, as successor Rights Agent.

         10.1              Amended and Restated Series B Convertible Preferred
                           Stock and Warrant Purchase Agreement, dated as of March 18, 2002, among Penton Media, Inc. and the investors listed on Schedule 1 attached thereto (the
                           "Investors"). The registrant hereby undertakes to furnish supplementally to the Commission any omitted schedule upon request.

         10.2 Registration Rights Agreement, dated March 19, 2002, between Penton Media, Inc. and the Investors.

         99.1              Press Release, dated March 19, 2002.